Exhibit 99

Titan International Inc. Announces Fourth Quarter Revenue Growth of Over 58%

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 24, 2011
Fourth quarter summary:

•	Sales for fourth quarter 2010 were $232.7 million, as compared to $146.5 million in the fourth quarter of 2009.

•	Fourth quarter gross margin increased to $26.0 million from a loss of $(0.8) million in 2009

•	Cash at December 31, 2010, was $239.5 million, an increase of $80.2 million from the $159.3 million balance at September 30, 2010.

•	Inventory at December 31, 2010, was $128.0 million, a reduction of $8.0 million from the $136.0 million balance at September 30, 2010.

•	Fourth quarter income from operations was $0.7 million, compared to a net loss from operations of $(30.1) million for last year’s fourth quarter.

Full year summary:

•	Year-to-date sales for 2010 were $881.6 million, as compared to $727.6 million in 2009, an improvement of 21 percent.

•	Income from operations was $40.8 million, compared to a loss from operations of $(18.9) million in 2009.

•	Net income for year-end 2010 was $0.4 million, compared to net loss of $(24.6) million in 2009.

•	Cash at December 31, 2010, was $239.5 million, an increase of $10.3 million from the $229.2 million balance at December 31, 2009.

•	Inventory at December 31, 2010, was $128.0 million, an increase of $17.9 million from the $110.1 million balance at December 31, 2009.

Statement of Chief Executive Officer:

“The fourth quarter was better than what we thought it was going to be,” said Chairman and CEO Maurice M. Taylor Jr.  “I’ll try to explain why it was so good and what it does for Titan’s future.  Farm demand is going strong and we believe it will go for a few more years.  The mining business is coming up fast and we believe it has room to run and Titan has shown a lot of customers that our design of nylon cords over steel is a way to make better and safer OTR tires.”

“We signed our agreement with Goodyear for their farm tire business in South America, Europe, Africa and Eastern Europe, including Russia and Ukraine.  We believe Titan can grow the revenue of these businesses to between $400 and $600 million per year in the next three years.  We expect to close on this transaction in two pieces.  South America by end of March or April 1st this year and Europe sometime late summer or early fall.  With these acquisitions my goal I gave to senior management of $950 million to $1.1 billion is too low.  So, in April or 1st of May I will make public the new higher goals.  Now for some of the professional questions of Morry.  Revenue is fine, where’s the profit?  Here’s the quick answer that’s in the 10-K.  Titan had over a $2 million charge for legal fees for our friends at Goodyear.  We expense it and don’t put it in our transaction fees – that was cash.  The notes repurchase was $11.4 million for the quarter.  Then we had a reserve of $5 million on Generation 1 tires since they were in inventory for over a year.  I will not discount them to just make accountants happy.  I believe these tires will be sold at full value, because the price of rubber has hit all-time highs and I believe we are going to see some shortages.  Another non-cash charge was my performance award because it’s based on Titan’s stock price over $15.75 and it gets paid in four equal payments over four years, and the accountants will have Titan adjust at the end of each quarter.  As you can see the $12 million has been charged but the forecast and sales are moving up.”

“Finally, let’s talk about the United Steelworkers.  Titan last December gave USW at all three tire plants Titan’s last and best final offer.  The USW had all three locals vote on it.  Des Moines approved, Freeport and Bryan did not.  Des Moines is the lowest cost facility.  All three plants are working under Titan’s last and best offer.  We’ll bring over 100 workers back to these facilities and might hire an additional 100 new workers.  I believe with the correct management of these facilities Titan will be on the road to proper profit.”

 Financial overview:

Sales: Titan International Inc. recorded net sales of $232.7 million for fourth quarter of 2010, as compared to fourth quarter 2009 sales of $146.5 million. For the year, net sales for 2010 were $881.6 million, as compared to $727.6 million at year-end 2009.  The increase in sales was primarily due to a substantial increase in demand in the agricultural segment, up approximately 20%; and the earthmoving/construction segment, up approximately 32%.  In addition, many of Titan’s major customers implemented extended shutdowns during the second half of 2009, and Titan in turn extended shutdowns at its production facilities to manage the lower demand. These items had a negative impact on Titan’s annual 2009 sales.

Gross profit: Gross profit for fourth quarter 2010 was $26.0 million, or 11.2 percent of net sales, as compared to gross loss of $(0.8) million, or (0.6) percent of net sales, in 2009. Gross profit for the year of 2010 was $113.9 million, or 12.9 percent of net sales, as compared to $56.0 million, or 7.7 percent of net sales, for 2009. The extended shutdowns in 2009, which resulted in lower production levels, subsequently reduced the gross profit levels.

Selling, general and administrative expenses: SG&A expenses for the fourth quarter of 2010 were $21.6 million, as compared to $12.3 million at the same time in 2009. For the year, SG&A was $57.6 million, as compared to $46.7 million for the year ended December 31, 2009.  The increase in SG&A expenses for 2010 were primarily the result of the CEO and management incentive compensation, higher selling and marketing expenses related to sales levels, and higher legal and professional fees.

Noncash goodwill impairment charge:  In the fourth quarter of 2009, Titan recorded a noncash goodwill impairment charge of $11.7 million on both a pre-tax and after-tax basis.  There was no goodwill balance at December 31, 2009 and 2010.

Income from operations:  Income from operations was $0.7 million in the fourth quarter of 2010, as compared to a loss from operations of $(30.1) million in fourth quarter 2009. Income from operations was $40.8 million for the year ended December 31, 2010, compared to a loss from operations of $(18.9) million for the year ended December 31, 2009.

Loss on Note Repurchase:  In 2010, the company incurred a loss of $14.6 million associated with the repurchase of the 8% outstanding senior unsecured notes due January 2012.  In connection with tender offers and a note repurchase, the company recorded expenses for the early tender premium, financing fees and other fees.  For 2009, the company recorded a gain on a note repurchase of $1.4 million.

Net income: Net loss was $(10.3) million for the fourth quarter of 2010, as compared to $(26.5) million in fourth quarter 2009. Year-to-date 2010, net income was $0.4 million, as compared to a net loss of $(24.6) million in 2009.

Cash balance: Cash at December 31, 2010, was $239.5 million, an increase of $10.3 million from the $229.2 million balance at December 31, 2009.

Inventory: Inventory at December 31, 2010, was $128.0 million, an increase of $17.9 million from the $110.1 million balance at December 31, 2009.

Capital expenditures: Titan’s capital expenditures for 2010 and 2009 were $28.9 million and $39.5 million, respectively.  Included in the capital expenditures for 2010 were amounts for $7 million related to the purchase of Denman Tire molds and equipment and $23 million for the giant OTR project in 2009.

Depreciation and amortization: The Company’s depreciation and amortization at December 31, 2010, was $37.6 million, compared to $34.3 million for year-ended December 31, 2009.

Net debt (debt less cash):  Net debt at December 31, 2010, was $134.1 million, compared to $137.1 million at December 31, 2009.

Goodyear European and Latin American Farm Tire Business

In December 2010, Titan announced that it had entered into agreements with the Goodyear Tire & Rubber Company to buy their European and Latin American farm tire business, including a licensing agreement that will allow Titan to manufacture and sell Goodyear-brand farm tires in Europe, Africa, Eastern Europe, Russia, Latin America and North America, for approximately $130 million U.S. dollars, subject to post-closing adjustments.

The Latin American portion of the transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment and inventories.  Subject to customary closing conditions and regulatory approvals, it is expected to close in the first half of 2011.

The European portion of the transaction is subject to the exercise of a put option by Goodyear following completion of a social plan related to the previously announced discontinuation of consumer tire production at its Amiens North, France manufacturing plant and required consultation with the local Works Council.  Upon completion of this action, as well as customary closing conditions and regulatory approvals, the transaction will include the Amiens North plant, property, equipment and inventories.

SUBSEQUENT EVENTS:

In January 2011, Titan was approached by a note holder of the company’s 5.625% convertible senior subordinated notes due 2017 with an offer to exchange the note holder’s convertible notes for the company’s common stock.  The two parties privately negotiated an agreement to exchange approximately $59.6 million in aggregate principal amount of the Convertible Notes for approximately 6.6 million shares of the company’s common stock, plus a payment for the accrued and unpaid interest.  The exchange was closed on January 19, 2011.  The convertible notes exchanged represented approximately 35% of the total outstanding convertible notes.  In the first quarter of 2011, the company will recognize a noncash charge of approximately $16 million in connection with this exchange.

In February 2011, Titan irrevocably deposited cash of $1.1 million with the trustee of the 8% senior unsecured notes due 2012.  This cash will be used by the trustee to pay the remaining interest payments and the outstanding principal amount of the notes at maturity in January 2012.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2010 and 2009

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$232,669	$146,516	$881,591	$727,599
Cost of sales	206,676	147,330	767,662	671,634
Gross profit (loss)	25,993	(814)	113,929	55,965

Selling, general and administrative expenses	21,557	12,325	57,565	46,734
Research and development expenses	1,278	3,834	6,317	8,850
Royalty expense	2,454	1,450	9,263	7,573
Noncash goodwill impairment charge	0	11,702	0	11,702
Income (loss) from operations	704	(30,125)	40,784	(18,894)

Interest expense	(6,954)	(4,427)	(26,667)	(16,246)
Gain (loss) on note repurchase	(11,378)	0	(14,573)	1,398
Other income	798	438	1,105	1,740
Income (loss) before income taxes	(16,830)	(34,114)	649	(32,002)

Provision (benefit) for income taxes	(6,526)	(7,631)	291	(7,357)

Net income (loss)	$(10,304)	$(26,483)	$358	$(24,645)

Earnings (loss) per common share:
Basic	$(.29)	$(.76)	$.01	$(.71)
Diluted	(.29)	(.76)	.01	(.71)

Average common shares outstanding:
Basic	35,123	34,755	34,896	34,708
Diluted	35,123	34,755	35,391	34,708

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Agricultural	$177,675	$110,430	$675,178	$563,528
Earthmoving/Construction	51,881	31,504	191,042	144,589
Consumer	3,113	4,582	15,371	19,482
Total	$232,669	$146,516	$881,591	$727,599

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2010	2009
Current assets:
Cash & cash equivalents	$239,500	$229,182
Accounts receivable	89,004	67,513
Inventories	127,982	110,136
Deferred income taxes	12,791	11,108
Prepaid & other current assets	18,663	27,277
Total current assets	487,940	445,216

Property, plant & equipment, net	248,054	254,461
Deferred income taxes	0	7,253
Other assets	51,476	29,533
Total assets	$787,470	$736,463

Liabilities & stockholders’ equity
Current liabilities:
Accounts payable	$35,281	$24,246
Other current liabilities	57,072	45,826
Total current liabilities	92,353	70,072

Long-term debt	373,564	366,300
Deferred income taxes	1,970	0
Other long-term liabilities	41,268	38,138
Stockholders’ equity	278,315	261,953
Total liabilities & stockholders’ equity	$787,470	$736,463

Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for December 31, 2010.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income (loss)	$(10,304)	$(26,483)	$358	$(24,645)

Earthmoving/Construction tire reserve	5,123	0	5,123	0
Loss on note repurchase, net of tax	6,941	0	8,890	0
CEO incentive compensation	4,738	0	4,738	0
Adjusted net income (loss), excluding earthmoving/construction tire reserve, note repurchase, and CEO incentive compensation	$6,498	$(26,483)	$19,109	$(24,645)

Adjusted earnings (loss) per common share:
Basic	$0.19	$(0.76)	$0.55	$(0.71)
Diluted	$0.16	$(0.76)	$0.49	$(0.71)

Average common shares outstanding:
Basic	35,123	34,755	34,896	34,708
Diluted	52,238	34,755	52,156	34,708

Titan International Inc. fourth quarter and year-end conference call:

The Titan International Inc. earnings conference call for the fourth quarter and year ended December 31, 2010, is currently scheduled to be held at 9 a.m. Eastern Time on Thursday, February 24, 2011.

To participate in the conference call, dial (800) 230-1766 five minutes prior to the scheduled time. International callers dial (612) 332-7488.

A replay of the call will be available until March 3, 2011. To access the replay, dial (800) 475-6701 and enter access code 191530. International callers dial (320) 365-3844.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773